Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS ANNOUNCES
BREAKTHROUGH THERAPY DESIGNATION FOR AZEDRA™
IN PHEOCHROMOCYTOMA AND PARAGANGLIOMA

TARRYTOWN, N.Y., July 28, 2015 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX), an oncology company developing innovative ways to target and treat cancer, announced today that the U.S. Food and Drug Administration (FDA) has designated Azedra as a Breakthrough Therapy for the treatment of patients with iobenguane-avid metastatic or recurrent pheochromocytoma and paraganglioma. Azedra is currently being evaluated in a pivotal Phase 2b trial, which is being conducted under a Special Protocol Assessment Agreement (SPA), and has received Orphan Drug and Fast Track designations from the FDA.

The Breakthrough Therapy designation pathway was created by the FDA to expedite the development and review for a drug that treats a serious or life-threatening condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapies.

"This Breakthrough Therapy designation for Azedra reflects the urgent need for new options for patients suffering from pheochromocytoma and paraganglioma," stated Mark Baker, CEO of Progenics. "Azedra has the potential to be the first approved therapy for patients with these rare and devastating tumors, and this designation will allow for a close collaboration between Progenics and the FDA as we complete our ongoing pivotal Phase 2b trial and, assuming a positive trial outcome, advance Azedra through the regulatory review process."

About AZEDRA
Azedra is a radio-therapeutic with FDA Fast Track status currently being studied in a phase 2 registrational trial under a SPA with the FDA using a surrogate marker as registrational endpoint. In addition to potentially treating pheochromocytoma and paraganglioma, Azedra may also have utility in treating neuroblastoma and other neuroendocrine tumors.  Clinical trials for Azedra have not been completed and regulatory approvals for Azedra remain subject to the successful completion of all required studies.

About Pheochromocytoma and Paraganglioma
Pheochromocytomas and paragangliomas are rare neuroendocrine tumors that arise from cells of the sympathetic nervous system. When pheochromocytomas are located outside the adrenal glands, they are called paragangliomas. Standard treatment options for these tumors include surgery, palliative therapy and symptom management. Malignant and recurrent pheochromocytomas and paragangliomas may result in unresectable disease with a poor prognosis, representing a significant management challenge with very limited treatment options and no approved anti-tumor therapies.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes a small molecule imaging agent that has completed a phase 2 trial and an antibody drug conjugate therapeutic which has also completed a two-cohort phase 2 clinical trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AZEDRA™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under a SPA. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc. For additional information, please visit www.progenics.com.
This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics' disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.
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(PGNX-F)
Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com